EXHIBIT 21.1

                                   HCIA INC.

                                  Subsidiaries


Response Healthcare Information Management, Inc.
Healthcare Knowledge Systems Limited
CHKS Limited*
CHKS, S.A.
IASIST, S.A.
HCIA Sub Inc.


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*CHKS Limited is 55% owned by Healthcare Knowledge Systems Limited and 45%
directly owned by HCIA.